AMENDMENT TO SEPARATION AGREEMENT

This AMENDMENT to the Separation Agreement dated April 18, 2008 (the "Agreement") by and between PRWT SERVICES, INC with offices at 1835 Market Street, 8th floor, Philadelphia, PA 19103 ("PRWT"), and WILLIAM TURNER, residing at ("Turner") is made and entered into as of October ___, 2008 (the "Effective Date").

WITNESSETH:

WHEREAS, PRWT and Turner desire to amend the terms and conditions of the Agreement as set forth in this Amendment and to incorporate this Amendment into the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 2 of the Agreement is hereby deleted in its entirety and is amended as follows:

    2. RETIREMENT DATE. Turner and PRWT hereby agree that Turner shall retire from active employment with PRWT at the close of business of PRWT on December 31, 2008 (the "Retirement Date").

2. Section 3.1 of the Agreement is hereby deleted in its entirety and is amended as follows:

    Section 3.1 Severance Payment

    a. In consideration of Turner's years of service with PRWT and as part of his retirement package, and in exchange for other good and valuable consideration set forth hereunder, PRWT shall pay to Turner an aggregate one time severance payment in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Severance Payment"), subject to all applicable deductions and payable to Turner in one lump sum payment on or before the Retirement Date. Although the payment set forth in this Paragraph 3.1(a) shall be paid in full to Turner before the Retirement Date, Turner and PRWT hereby agree that the Severance Payment shall be considered part of Turner's severance package and benefits and is in exchange for Turner's other covenants and promises contained in this Agreement. It is hereby acknowledged that this payment has been received in full by Turner.

b. Also in consideration of Turner's years of service with PRWT and as part of his retirement package, and in exchange for other good and valuable consideration set forth hereunder, PRWT shall enter into a consulting agreement with Turner beginning January 1, 2009 and ending December 31, 2010. PRWT shall pay to Turner as a consulting fee Sixty Thousand Dollars ($60,000.00) per year, payable in monthly installments of Five Thousand dollars ($5,000.00) upon receipt of an invoice from Turner for such amount. Turner shall be an independent contractor and shall not be considered an employee of PRWT. PRWT shall have no responsibility to pay taxes on any such amounts received by Turner pursuant to this Section 3.1(b) and Turner shall be entitled to no additional benefits other than as set forth in this Amendment or the Agreement.

3. All other terms and conditions of the Agreement are hereby reaffirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PRWT SERVICES, INC:

By: ______________________

Name: Willie F. Johnson

Title: Chairman

Date: 11/6/08

WILLIAM TURNER:

____

Name: William Turner

Date: 10/22/08